Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2003, 2002 and 2001

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and
The Plan Sponsor and Plan Administrator of the
TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (“the Plan”) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2003.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

June 21, 2004

Minneapolis, Minnesota

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2003	2002
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$211,586,340	$179,288,468
Cash and accrued interest receivable	194,532	200,352
Total TCF Financial Corporation Stock Fund	211,780,872	179,488,820
TCF Financial Corporation stock (held for in-kind distributions)	139,569	—
Mutual funds	2,872,112	2,251,638
Money market fund	2,165,328	1,704,524
Total investments	216,957,881	183,444,982
Cash and accrued interest receivable	85	6,790
Total assets	216,957,966	183,451,772

Liabilities:
Due to broker on purchase of securities	—	—

Net assets available for plan benefits	$216,957,966	$183,451,772

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2003	2002	2001
Investment income:
Dividends	$5,395,795	$4,780,720	$4,256,429
Interest	3,729	7,350	79,772
Total investment income	5,399,524	4,788,070	4,336,201

Net appreciation/(depreciation):
Realized gain/(loss) on distributions and sales:
TCF Financial Corporation Stock Fund	8,366,176	10,061,480	11,188,184
Mutual funds	(13,075)	(92,834)	(37,103)

Change in unrealized appreciation/(depreciation) of investments:
TCF Financial Corporation Stock Fund	23,598,551	(27,132,463)	1,492,260
Mutual funds	197,120	(80,962)	(59,253)
Total net appreciation/(depreciation)	32,148,772	(17,244,779)	12,584,088

Deposits and contributions:
Participant deposits	10,804,436	10,493,237	9,153,401
Employer cash contributions	3,921,456	3,638,404	2,958,229
Total deposits and contributions	14,725,892	14,131,641	12,111,630

Distributions:
Withdrawals and terminations	(15,614,034)	(15,613,471)	(20,112,220)
Dividends	(2,820,431)	(2,608,710)	(4,190,383)
Total distributions	(18,434,465)	(18,222,181)	(24,302,603)

Administrative expenses	(333,529)	(211,874)	(344,852)

Increase/(decrease) in net assets available for plan benefits	33,506,194	(16,759,123)	4,384,464

Net assets available for plan benefits:
Beginning of year	183,451,772	200,210,895	195,826,431
End of year	$216,957,966	$183,451,772	$200,210,895

See accompanying notes to financial statements

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                          Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

(2)                          Employees Stock Purchase Plan

The Plan was adopted by the Board of Directors of TCF National Bank (“TCF Bank”), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k).  Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k).  Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective April 1, 2000, the Plan sponsor was changed to TCF Financial Corporation (“TCF Financial”), TCF Bank’s parent corporation.

The Plan was established for the purpose of providing eligible employees with a convenient, tax-advantaged opportunity to invest in the stock of TCF Financial, and to provide an additional source of retirement income.  Prior to January 1, 1998, all “regular stated salary” employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate.  Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan.  Effective

October 1, 1999, all full- and part-time employees became eligible to participate in the Plan.  Effective April 2, 2001, participants aged 50 or older may elect to invest any portion or all of their Plan account in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments (a total of ten different funds available for the years ended December 31, 2003 and 2002, respectively).  Eligible participants may contribute, in increments of 1%, to the following investment options: Putnam U.S. Government Income Trust, Putnam Asset Allocation Conservative Fund, Putnam Fund for Growth and Income, Putnam Utilities Growth and Income Fund, Putnam Asset Allocation Balanced Fund, Putnam International Equity Fund, Putnam Investors Fund, Putnam Voyager Fund, Putnam Asset Allocation Growth Fund, Putnam Money Market Fund and TCF Financial Corporation Stock Fund.  See Subsequent Events in Note 10.

Effective January 4, 2002, participants could elect to invest up to 97% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, subject to IRS limitations.  Previously, participants could invest up to 18% of their covered pay on a tax-deferred basis, as amended on November 9, 2001.  Prior to this amendment, participants could elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  Subsequent to the 2002 Plan year and effective January 1, 2003, participants may elect to invest up to 50% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $12,000 and $11,000 during 2003 and 2002, respectively.

Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee’s covered pay. Employer contributions are made in the form of TCF Financial Corporation common stock or cash. Cash contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

Dividends paid on the TCF Financial Corporation Stock Fund are paid in cash to the participant, or, effective January 1, 2002, may be reinvested in the fund at the election of the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

US Bank National Association (“US Bank” or “Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial Corporation common stock.  As of December 31, 2003 and 2002 no such loans had occurred.  The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the

Plan and/or a guarantee from TCF Financial.  Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Participant deposits to the Plan are fully vested at all times. Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of vesting service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Amounts which have been forfeited in accordance with provisions of the Plan, are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, Plan administration expenses and reduction of employer contributions as defined.  Other Plan obligations are paid directly by TCF Bank.  Administrative expenses paid by TCF Bank during 2003, 2002 and 2001 totaled $260,300, $437,974 and $368,561, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

(3)                          Prefunded Employer Contribution

On January 22, 2001, TCF Financial contributed $1.5 million to the Plan to prefund a portion of the employer match for 2001.  The Plan purchased 39,154 shares of TCF Financial Corporation common stock, which were held in an unallocated account.

Shares were released, at fair value, from the unallocated account each pay period to match employee contributions.  Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2001 totaled $3.0 million, which included unrealized appreciation of $42,594.  All shares had been allocated to participant accounts at the end of 2001.

(4)                          Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2003		At December 31, 2003
	Participant	Employer
	Deposits	Contributions
Participating Employer	at Cost	at Cost	Net Assets
TCF Financial Corporation	$88,147	$42,186	$12,369,758
TCF National Bank	8,572,630	3,099,187	171,691,929
TCF Mortgage Corporation	905,287	315,348	18,723,100
TCF Agency Minnesota, Inc.	37,825	11,772	1,320,420
TCF Financial Insurance Agency, Inc.	196,961	70,158	2,635,268
Winthrop Resources Corporation	416,625	166,360	4,353,726
Great Lakes Mortgage LLC	10,277	3,247	68,121
TCF Leasing, Inc.	482,493	174,756	2,520,293
TCF Investment Management Inc.	65,717	26,001	1,944,997
TCF Investments, Inc.	28,474	12,441	1,330,354
Total	$10,804,436	$3,921,456	$216,957,966

	Year Ended December 31, 2002		At December 31, 2002
	Participant	Employer
	Deposits	Contributions
Participating Employer	at Cost	at Cost	Net Assets
TCF Financial Corporation	$83,076	$42,861	$11,573,165
TCF National Bank	8,442,370	2,908,235	144,687,683
TCF Mortgage Corporation	795,642	287,419	16,228,622
TCF Agency Minnesota, Inc.	36,481	10,917	1,098,583
TCF Financial Insurance Agency, Inc.	205,679	63,061	2,624,234
Winthrop Resources Corporation	409,768	156,141	3,049,906
Great Lakes Mortgage LLC	14,153	2,964	43,607
TCF Leasing, Inc.	418,505	132,500	1,519,511
TCF Investment Management Inc.	63,601	23,635	1,566,193
TCF Investments, Inc.	23,962	10,671	1,060,268
Total	$10,493,237	$3,638,404	$183,451,772

(5)                          Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with ERISA is required to maintain this tax-exempt status.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

The most recent determination letter dated May 7, 2003, received from the IRS subsequent to December 31, 2002, provided a favorable determination regarding the restatement of the Plan document in entirety on April 30, 2001.

(6)                          Investments Not Directed by Participants

The following schedules disclose information about non-participant directed assets.  Non-participant directed assets are the accounts of participants under 50 years of age:

	At December 31,
	2003	2002
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$121,929,631	$109,821,483
Money market fund	22,600	125,706
Total investments	121,952,231	109,947,189
Cash	—	6,646
Accrued interest receivable	85	144
Net assets not directed by participants	$121,952,316	$109,953,979

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2003	2002
Investment income:
Dividends	$3,010,521	$2,804,698
Interest	2,096	4,405
Total investment income	3,012,617	2,809,103

Net appreciation /(depreciation)	18,070,111	(9,363,516)

Deposits and contributions:
Participant deposits	8,358,474	8,308,742
Employer cash contributions	3,015,553	2,862,469
Total deposits and contributions	11,374,027	11,171,211

Assets eligible for participant direction	(11,120,690)	(6,011,247)

Distributions:
Withdrawals and terminations	(7,573,017)	(7,267,416)
Dividends	(1,431,182)	(2,608,710)
Total distributions	(9,004,199)	(9,876,126)

Administrative expenses	(333,529)	(211,874)

Increase/(decrease) in net assets not directed by participants	11,998,337	(11,482,449)

Net assets not directed by participants:
Beginning of year	109,953,979	121,436,428
End of year	$121,952,316	$109,953,979

Prior to April 2, 2001 the Plan participant accounts were invested solely in TCF Financial Corporation common stock.  Effective April 2, 2001, participants age 50 or older may elect to invest any portion or all of their Plan account in the TCF Financial Corporation Stock Fund (invested primarily in TCF Financial Corporation common stock) or in any or all of the offered mutual fund investments (a total of ten different funds available for the years ended December 31, 2003 and 2002).

(7)                          Investments

Plan investments are stated at fair value, determined by quoted market price.  The net unrealized appreciation of investments reflected in Plan equity is as follows:

	Year Ended December 31, 2003
	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$67,395,381	$211,586,340	$144,190,959
Cash and accrued interest receivable	194,532	194,532	—
Total TCF Financial Corporation Stock Fund	67,589,913	211,780,872	144,190,959
TCF Financial Corporation stock (held for in-kind distributions)	44,431	139,569	95,138
Mutual Funds	2,815,207	2,872,112	56,905
Money Market Fund	2,165,328	2,165,328	—
	$72,614,879	$216,957,881	$144,343,002

	Year Ended December 31, 2002
	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$58,600,922	$179,288,468	$120,687,546
Cash and accrued interest receivable	200,352	200,352	—
Total TCF Financial Corporation Stock Fund	58,801,274	179,488,820	120,687,546
Mutual Funds	2,391,853	2,251,638	(140,215)
Money Market Fund	1,704,524	1,704,524	—
	$62,897,651	$183,444,982	$120,547,331

	Year Ended December 31, 2001
	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$49,231,323	$197,051,332	$147,820,009
Cash and accrued interest receivable	200,541	200,541	—
Total TCF Financial Corporation Stock Fund	49,431,864	197,251,873	147,820,009
Mutual Funds	2,414,006	2,354,752	(59,254)
Money Market Fund	668,250	668,250	—
	$52,514,120	$200,274,875	$147,760,755

Individual investments shown in the preceding table which represent five percent or more of plan equity are separately identified (*).

On March 27, 2001, the Plan sold 130,000 shares of TCF Financial Corporation common stock with a market value of $4.3 million as part of providing the additional mutual fund options to participants aged 50 and older.

(8)                          Withdrawals and Terminations

Participants can elect to receive distributions from the Plan in the form of cash, shares of TCF Financial Corporation common stock, or mutual fund units in which the participant’s account is invested at the time of the distribution. Distributions and sales are as follows:

	Year Ended December 31, 2003
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	267,020	$3,704,108	$12,070,284	$8,366,176
Mutual Funds	165,478	2,237,190	2,224,115	(13,075)
Money Market Fund	51,931,296	51,931,296	51,931,296	—
	52,363,794	$57,872,594	$66,225,695	$8,353,101

	Year Ended December 31, 2002
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	278,412	$3,615,628	$13,677,108	$10,061,480
Mutual Funds	363,676	4,842,034	4,749,200	(92,834)
Money Market Fund	42,646,771	42,646,771	42,646,771	—
	43,288,859	$51,104,433	$61,073,079	$9,968,646

	Year Ended December 31, 2001
	Number of Units/Shares	Cost	Fair Value	Gain/(Loss) on Distributions and Sales
TCF Financial Corporation stock	397,347	$4,593,012	$15,781,196	$11,188,184
Mutual Funds	132,351	1,983,691	1,946,588	(37,103)
Money Market Fund	39,260,624	39,260,624	39,260,624	—
	39,790,322	$45,837,327	$56,988,408	$11,151,081

Cash, shares of TCF Financial Corporation common stock and shares of mutual funds totaling $18,434,465, $18,222,181 and $24,302,603 were distributed in 2003, 2002 and 2001, respectively.  At December 31, 2003 and 2002, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $162,772 and $84,639, respectively.

The accompanying financial statements for 2003 and 2002 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2003	2002
Net assets available for plan benefits per accompanying financial statements	$216,957,966	$183,451,772
Liabilities including amounts due to participants	(162,772)	(84,639)

Net assets available for plan benefits per Form 5500	$216,795,194	$183,367,133

Forfeitures of unvested employer matching contributions were used to offset plan expenses as disclosed in the following table:

	Year Ended December 31,
	2003	2002	2001

Total forfeitures for the current year	$257,359	$359,237	$290,290
Forfeitures used to fund employer contributions	—	(68,648)	—
Interest on forfeited amounts	332	861	3,096
Forfeitures carried over from previous year	87,338	7,762	59,228
Forfeitures used to pay plan expenses	(333,529)	(211,874)	(344,852)
Forfeitures to be used to offset future expenses	$11,500	$87,338	$7,762

If participants are re-hired by a participating employer within the year of termination, unvested forfeitures are returned to the participant’s account.

(9)                          Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligation Class C Institutional Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2003 and 2002, TCF purchased 169,490 shares and 162,966 shares, respectively, of TCF Financial Corporation common stock from the Plan at a cost of $7,642,311 and $7,934,216, respectively. The shares were purchased at fair value with no commissions.

(10)                    Subsequent Events

In March 2004, the Plan removed the Putnam International Equity Fund from the available investment options.

Effective April 1, 2004 the Plan contracted with Hewitt Associates, LLC to provide administrative services.  The change to Hewitt Associates, LLC from ADP, Inc. is not expected to impact the Plan.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2003

Issuer	Description	Units / Shares	Cost	Fair Value

TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock*			$67,395,381	$211,586,340
Cash and accrued interest receivable			194,532	194,532
Total TCF Financial Corporation Stock Fund*	Stock Fund	14,914,289	$67,589,913	$211,780,872

TCF Financial Corporation stock (held for in-kind distributions)	Stock Fund	2,718	$44,431	$139,569

Putnam U.S. Government Income Trust	Mutual Fund	123,560	$1,616,110	$1,630,988

Putnam Asset Allocation Conservative Fund	Mutual Fund	17,559	$153,263	$155,220

Putnam Fund for Growth and Income	Mutual Fund	22,668	$384,588	$401,216

Putnam Utilities Growth and Income Fund	Mutual Fund	8,632	$84,802	$74,411

Putnam Asset Allocation Balanced Fund	Mutual Fund	15,787	$149,737	$155,820

Putnam International Equity Fund	Mutual Fund	5,952	$116,321	$122,970

Putnam Investors Fund	Mutual Fund	5,387	$48,956	$60,229

Putnam Voyager Fund	Mutual Fund	7,713	$119,292	$122,250

Putnam Asset Allocation Growth Fund	Mutual Fund	14,827	$142,137	$149,008

Putnam Money Market Fund	Money Market Fund	2,144,521	$2,144,521	$2,144,521

First American Prime Obligation Class C Institutional Fund*	Money Market Fund	20,807	$20,807	$20,807

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2003

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Net Gain

TCF Financial Corporation stock*	34	23	$12,542,998	$12,070,284	$8,366,176

First American Prime Obligation Class C Institutional Fund*	390	523	$47,457,053	$48,003,725	$—

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.